EXHIBIT 99.1

7103 S. Revere Parkway Centennial, CO 80112

NOTICE TO STOCKHOLDERS DATED JULY 24, 2008

July 24, 2008

Dear NTS Mortgage Income Fund Stockholder:

        On July 16, 2008, we learned of another offer by CMG Partners, LLC (“CMG”) to purchase your shares in NTS Mortgage Income Fund (the “Company”). CMG’s current offer is for $4.00 per share in cash. This offer, known as a “mini-tender,” is structured to avoid the filing, disclosure and procedural requirements designed to protect investors. As management of the Company, we are responsible for ensuring that you receive the material facts necessary for you to make an informed investment decision. Although we believe that CMG’s offer fails to comply with certain procedural safeguards required by the Securities and Exchange Commission (the “SEC”) for other tender offers, we remain neutral on whether you should accept or reject CMG’s offer. We believe that each Stockholder’s decision on whether to tender shares to CMG and, if so, how many shares to tender, is a personal investment decision that should be based upon each Stockholder’s particular circumstances and expectations. We believe that each Stockholder should review CMG’s offer, consult with financial and tax advisors and make an independent determination on CMG’s offer using all available information.

        Despite remaining neutral as to whether you should accept or reject CMG’s offer to purchase your shares, we believe CMG’s offer does not provide you with certain important procedural safeguards associated with tender offers for which filings are required by the SEC. Specifically, if you tender to CMG, you will not be able to withdraw your shares beyond ten days after accepting CMG’s offer. Under SEC rules applicable to tender offers, you would be able to withdraw at any time up until closing of the tender. Also, CMG’s offer is structured to make you decide quickly without potentially adequate time to consider all of the facts because it does not have any provision requiring pro rata treatment if Stockholders tender more interests than CMG desires to purchase. Under SEC rules applicable to tender offers, CMG would be required to accept tenders on a pro rata basis. Finally, CMG’s offer fails to adequately disclose important matters required under the SEC’s guidelines. For example, CMG fails to clearly summarize how it determined its offer price, indicating only that it applied a discount to the most recent trade price in the auction market of $4.55.

        Importantly, please note that CMG’s “Agreement of Assignment and Transfer” form included with the tender offer contains qualifications and contingencies that you should carefully read before you make any decision. You should also consult a publication of the U.S. Securities and Exchange Commission entitled “Mini-Tender Offers: Tips for Investors,” which is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm. If you decide to tender and CMG accepts, we will only accept a request for a transfer as long as SEC rules and regulations, including the above guidelines, are followed and the transfer complies with our bylaws.

Forward Looking Information

        This notice may contain forward-looking statements involving risks and uncertainties. Statements in this filing that are not historical, including statements regarding intentions, beliefs, expectations, representations, plans or predictions of the future, constitute forward-looking statements. For a discussion of some of these potential risks and uncertainties, please refer to the annual and quarterly reports filed by the Company with the SEC. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

If you have any questions or would like additional information, please call 800-928-1492, extension 544.

Sincerely, Gregory A. Wells Chief Financial Officer NTS Mortgage Income Fund

2